SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 22, 2012

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 22, 2012, Discovery Laboratories, Inc., a Delaware corporation (the “Company”), entered into a Research and Development Services Agreement (“Agreement”) effective as of June 22, 2012 (the “Effective Date”), with Battelle Memorial Institute (“Battelle”).   Battelle is the world’s largest nonprofit research and development organization, with over 20,000 employees at more than 100 locations globally, with a particular expertise in developing and integrating aerosol devices using innovative and advanced technologies.

Pursuant to the Agreement, Battelle will provide services in support of the Company’s ongoing development program for its proprietary Capillary Aerosol Generator (CAG), initially for AEROSURF®  for respiratory distress syndrome (RDS) (“Project Device”).

AEROSURF is a drug/device combination product that combines the Company’s KL4 surfactant with its CAG and novel AFECTAIR® ventilator circuit/patient interface connectors. The Company is developing AEROSURF for premature infants with or at risk for developing RDS. Premature infants with RDS are currently treated with animal-derived surfactants that can only be administered by endotracheal intubation supported with mechanical ventilation, both invasive procedures that may result in serious respiratory conditions and complications. As a consequence, neonatologists will often not treat infants who could benefit from surfactant therapy unless the potential benefits of surfactant therapy outweigh the risks associated with such invasive administration procedures. AEROSURF potentially will provide practitioners with the ability to deliver surfactant therapy using a less-invasive method.

Battelle will assist in the development of device components, which will be implemented in a series of phased programs focused on design, testing, and manufacturing of clinical-ready CAG devices for use in the Company’s planned AEROSURF phase 2 clinical trials .  The Company will retain the authority for all final decisions and all responsibility for the formulation, design, manufacture, assembly, packaging, marketing, distribution and sale of the Company’s products.  The initial term of the Agreement is two years from the Effective Date (the “Term”) unless the Agreement is terminated early pursuant to its terms.   Either party may terminate the Agreement upon 15 days written notice to the other party for any good-faith basis, provided, however, that Battelle does not have the right to terminate the Agreement until it has substantially completed the then-current phase of the project. In addition, Battelle has the right to terminate the Agreement upon 15 days’ written notice to the Company in the event that the Company is in material breach under the Agreement, and such breach is not cured within such 15-day period.  The agreement contains provisions customary to a services agreement, including payment terms, warranties, intellectual property and confidentiality provisions.  If fully-implemented through all proposed phases, the Agreement could involve an investment by the Company of approximately $4.6 million.

The foregoing summary is qualified in its entirety by reference to the text of the Agreement to be included as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

	By:	/s/ W. Thomas Amick
	Name:	W. Thomas Amick
	Title:	Chairman of the Board and Chief Executive Officer

Date: June 28, 2012